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                                     EXHIBIT 5.1




                                    July 14, 1998

The North Face, Inc.
2013 Farallon Drive
San Leandro, CA  94577

     RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 14, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of Common Stock to be issued under The North Face, Inc. 1998 Nonstatutory Stock Option Plan and The North Face, Inc. 1996 Stock Incentive Plan (the "Plans") (collectively the "Shares"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                   Very truly yours,

                                   WILSON SONSINI GOODRICH & ROSATI
                                   Professional Corporation

                                   /s/ Wilson Sonsini Goodrich & Rosati, P.C.